Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 333-119685 and 333-125659 of SI Financial Group, Inc. on Form S-8 of our report dated February 18, 2005, which appears in the Annual Report on Form 10-K of SI Financial Group, Inc. for the year ended December 31, 2005.

/s/ McGladrey & Pullen, LLP

New Haven, Connecticut

March 27, 2006